- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         SPECIALTY CHEMICAL RESOURCES
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SPECIALTY CHEMICAL RESOURCES, INC.

<logo>                       9100 Valley View Road
                             Macedonia, Ohio 44056

                      ------------------------------------

                          Supplemental Proxy Statement
                                      For
                      Annual Meeting of Stockholders To Be
                              Held on June 8, 1995

                      ------------------------------------

     This Supplemental Proxy Statement is being furnished by Specialty Chemical Resources, Inc., a Delaware corporation ("Specialty Chemical Resources" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held at the offices of Specialty Chemical Resources, 9100 Valley View Road, Macedonia, Ohio 44056 on June 8, 1995 at 10:00 a.m. (Cleveland time), and any postponements or adjournments thereof (the "Annual Meeting") and amends and supplements the Company's Proxy Statement dated April 28, 1995 (the "Proxy Statement"). This Supplemental Proxy Statement should be read in conjunction with the Proxy Statement.

     This Supplemental Proxy Statement provides certain additional information required to be disclosed by the Company as a result of the proxy contest initiated against the Company by a group calling itself the Committee for Revitalization and Enhancement of Stockholder Value of Specialty Chemical Resources, Inc. (the "Committee"). The Committee is attempting to solicit proxies in opposition to your Board's nominees for Director.

     This Supplemental Proxy Statement and the enclosed WHITE proxy card are first being sent to Stockholders on or about May 15, 1995.

     WE URGE YOU NOT TO SIGN ANY PROXY CARD YOU HAVE RECEIVED OR MAY RECEIVE FROM THE COMMITTEE. THE BOARD OF DIRECTORS OF SPECIALTY CHEMICAL RESOURCES AND ITS MANAGEMENT STRONGLY RECOMMEND THAT YOU VOTE FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR, AND FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP, AS THE COMPANY'S INDEPENDENT ACCOUNTANTS BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     Any proxy may be revoked at any time prior to the time a vote is taken by delivering written notice of revocation or a later dated proxy card, or by voting in person at the Annual Meeting.

     ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING. THE ENCLOSED WHITE PROXY CARD WILL AUTHORIZE THE PERSONS NAMED THEREIN AND EACH OF THEM WITH POWER OF SUBSTITUTION TO VOTE THE SHARES OF COMMON STOCK REPRESENTED THEREBY AT THE ANNUAL MEETING FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP, AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

     ONLY HOLDERS OF RECORD OF SHARES OF COMMON STOCK AS OF APRIL 17, 1995, THE RECORD DATE, MAY VOTE AT THE ANNUAL MEETING. YOU ARE URGED TO SUBMIT THE WHITE PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.

     IF YOUR SHARES OF COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR NOMINEE, ONLY IT CAN VOTE YOUR SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR YOUR SHARES TO BE VOTED ON THE WHITE PROXY CARD.

     If you have any questions or need assistance in voting your shares, please call:

                       SPECIALTY CHEMICAL RESOURCES, INC.
                             9100 Valley View Road
                             Macedonia, Ohio 44056

                                  216-467-4195

or the solicitation firm which we have engaged:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010

                 1-800-322-2885 (toll-free in continental U.S.)
                               212-929-0308 (Fax)

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

     Pursuant to certain rules of the Securities and Exchange Commission (the "Commission"), because of the proxy contest initiated against the Company by the Committee, the Company is required to provide you with certain additional information with respect to participants (as defined in Schedule 14A promulgated pursuant to the Securities Exchange Act of 1934, as amended). Pursuant to these rules, the Directors of the Company are, and certain officers and employees of the Company and certain others may be deemed to be, participants in the solicitation of proxies on behalf of the Company's Board of Directors. Certain information with respect to such participants is set forth below. No participant has purchased or sold any shares of Common Stock in the last two years. Further, unless otherwise indicated below, the address of the participants described below is the address of the Company's principal executive offices.

     George N. Aronoff, a Director of the Company, is a partner in the law firm of Benesch, Friedlander, Coplan & Aronoff. His business address is 2300 BP America Building, 200 Public Square, Cleveland, Ohio 44114. He is the beneficial owner of 27,467 shares of Common Stock of the Company, including 8,750 shares issuable upon the exercise of options.

     John H. Ehlert is a Vice President of the Company and President of its Aerosol Systems Division. He is the beneficial owner of 45,714 shares of Common Stock of the Company, all of which are issuable upon the exercise of options.

     Victor Gelb, a Director of the Company, is President and Chief Executive Officer of Victor Gelb, Inc., a manufacturer of reinforcement fibers. His business address is 6700 Snowville Rd., Cleveland, Ohio 44141. He is the beneficial owner of 9,107 shares of Common Stock of the Company, including 8,750 shares issuable upon the exercise of options.

     Norton W. Rose, a Director of the Company, is Vice President of Creative Art Activities, Inc., a privately owned toy company. His business address is 1802 Central Ave., Cleveland, Ohio 44115. He is the beneficial owner of 9,035 shares of Common Stock of the Company, including 8,750 shares issuable upon the exercise of options.

     Corey B. Roth is a Director, Vice President and Treasurer of the Company. He is the beneficial owner of 161,611 shares of Common Stock of the Company, including (a) 6,250 shares owned by the Edwin M. Roth Family Foundation, of which he and Edwin M. Roth are both officers and trustees and have shared voting and investment power and (b) 54,048 shares issuable upon the exercise of options.

     Edwin M. Roth is a Director, President and Chairman of the Board of Directors of the Company. He is the beneficial owner of 657,405 shares of Common Stock of the Company, including (a) 6,250 shares owned by the Edwin M. Roth Family Foundation, of which he and Corey B. Roth are both officers and trustees and have shared voting and investment power and (b) 86,667 shares issuable upon the exercise of options.

     Lionel N. Sterling, a Director of the Company, is President of Equity Resources, Inc., a private investment company. His business address is 10 Glenville St., 3rd Floor, Greenwich, Connecticut 06831. He is the beneficial owner of 38,857 shares of Common Stock of the Company, including 8,750 shares issuable upon the exercise of options.

     The Company is opposing the efforts of the Committee. The Committee is comprised of Charles L. Woolley, Leonard P. Judy, Jeffrey A. Bott, Michael A. Wolf, John A. Adams and Donald O. Daley, each of whom is being nominated by the Committee for election to the Board.

                            SOLICITATION OF PROXIES

     The cost of this proxy solicitation will be borne by the Company. In addition to solicitations by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, and personal meetings and interviews. In addition to solicitation services to be provided by MacKenzie Partners, Inc. ("MacKenzie Partners"), as described below, proxies may be solicited by the Company and its Directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries). Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Stock of the Company and such persons will be reimbursed for their expenses. Although no precise estimate can be made at the present time, it is currently estimated that the aggregate amount to be spent in connection with the solicitation of proxies by the Company (excluding the salaries and wages of officers and employees and the costs normally expended for solicitation of proxies in an uncontested election of Directors) will be approximately $250,000, or a greater amount if there is litigation in connection with the solicitation. The total cash expenditures to date relating to this solicitation have been under $10,000. These estimates include fees for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, distribution and transportation.

     The Company has retained MacKenzie Partners at a fee estimated not to exceed $30,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies (which amount is included in the estimate of total expenses above). It is anticipated that approximately 25 employees of MacKenzie Partners may solicit proxies.

                               VOTING INFORMATION

     Please do not sign and return any proxy card or other proxy or notice of revocation sent to you by the Committee. Please sign, date and return the enclosed WHITE proxy card in the enclosed self-addressed postage-paid envelope.

     If any other matters properly come before the Annual Meeting, the proxy holders intend to vote such proxies in accordance with their best judgment. Unrevoked original WHITE proxy cards returned without direction will be voted FOR the Board's nominees for election to the Board of Directors and FOR ratification of the appointment of Grant Thornton LLP as the independent accountants for the Company. Where no instructions have been given by a Stockholder on the enclosed WHITE proxy card, the shares will be voted FOR the Board's nominees for election to the Board of Directors of the Company and FOR ratification of the appointment of Grant Thornton LLP as the independent accountants for the Company.

May 15, 1995
Cleveland, Ohio                               Specialty Chemical Resources, Inc.

                                   IMPORTANT

Your vote is important.

Make sure your latest dated proxy is a WHITE card for your management nominees. A later dated Committee card, even if marked to "withhold authority" to vote for the Committee nominees, will cancel your vote for the nominees of your Board of Directors.

If your shares are registered in your name, you can FAX your card (both sides) to MacKenzie Partners, at the fax number listed below. If your shares are held in "street name," immediately instruct your broker or the person responsible for your account to sign a WHITE proxy card on your behalf. You can also FAX the instruction form or WHITE proxy card (both sides) sent to you by your broker or bank to MacKenzie Partners and we will promptly deliver it. Be sure to note the name of your bank or brokerage firm. If you have further questions, please call:

                                  MACKENZIE
                                PARTNERS, INC.
                               156 Fifth Avenue
                           New York, New York 10010

               (Call toll-free in continental U.S.) 800-322-2885
                               (FAX) 212-929-0308

IMPORTANT SHAREHOLDER INFORMATION ENCLOSED

          SPECIALTY CHEMICAL RESOURCES, INC.
          9100 Valley View Road                      THIS PROXY IS SOLICITED ON
          Macedonia, Ohio 44056                               BEHALF
                                                     OF THE BOARD OF DIRECTORS


              The undersigned hereby appoints Edwin M. Roth and Corey B. Roth, or either of them, proxies of the undersigned with full power of substitution, to vote for the undersigned at the Annual Meeting of Stockholders to be held on June 8, 1995, at 10:00 a.m. (Cleveland time), at the offices of Specialty Chemical Resources, Inc., 9100 Valley View Road, Macedonia, Ohio 44056, or at any adjournment(s) or postponement(s) thereof, as follows, hereby revoking any proxy previously given.

           I. Election of directors

                     / / FOR the six nominees listed below                     / / WITHHOLD AUTHORITY
                       (except as marked to the contrary below)                  to vote for the nominees listed below

                     EDWIN M. ROTH, COREY B. ROTH, GEORGE N. ARONOFF, VICTOR GELB, NORTON W. ROSE, LIONEL N. STERLING

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

          ----------------------------------------------------------------------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SIX NOMINEES LISTED ABOVE.

           II. Ratification of the appointment of Grant Thornton LLP as the independent accountants for Specialty Chemical Resources, Inc.
                               / / FOR          / / AGAINST          / / ABSTAIN

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NUMBER II.
          III. In their discretion on all other matters that may properly come before the meeting.

                                                 (Continued on the reverse side)

          (Continued from other side)

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE SIX NOMINEES LISTED ABOVE AND FOR PROPOSAL II.
          PLEASE DATE, SIGN EXACTLY AS NAME APPEARS BELOW, AND RETURN THIS PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.
                                                    Dated:                , 1995

                                                    ----------------------------
                                                    Signature

                                                    ----------------------------
                                                    Signature, if held jointly

                                                    (If signing as attorney,
                                                    administrator, executor,
                                                    trustee, guardian, etc.,
                                                    please add your title as
                                                    such.)

                                                    No additional postage need
                                                    be affixed to the enclosed
                                                    envelope if mailed in the
                                                    United States. Your prompt
                                                    attention will be of
                                                    assistance.

 (LOGO)                 SPECIALTY CHEMICAL RESOURCES, INC.

                             9100 Valley View Road
                             Macedonia, Ohio 44056

                                                                    May 15, 1995

DEAR STOCKHOLDER:

     Without warning, Charles L. Woolley, an unemployed bakery executive from Chicago, along with five other self-described "concerned" shareholders, have mounted an 11th hour attack to try to gain control of your Company at our upcoming Annual Meeting scheduled for less than four weeks from today.

                        DO NOT BE MISLED BY MR. WOOLLEY
                    AND HIS FIVE JOHNNY-COME-LATELY COHORTS

     DON'T HAND OVER CONTROL OF YOUR COMPANY TO MR. WOOLLEY OR HIS COMMITTEE. THEY ARE NOT OFFERING TO PAY YOU ANYTHING FOR YOUR SHARES. REJECT THEIR BID FOR YOUR VOTE BY SIGNING, DATING AND MAILING YOUR WHITE MANAGEMENT PROXY TODAY.

     Take a closer look at the FACTS about these first time corporate raiders:

     - Not even ONE of these purportedly "concerned" shareholders -- who want to be elected to your Board -- OWNED A SINGLE SHARE OF SPECIALTY CHEMICAL STOCK BEFORE THIS YEAR.

     - Their total investment in Specialty Chemical is 10,400 shares -- PURCHASED FOR LESS THAN $40,000. In sharp contrast, your current Board owns directly 721,517 shares of common stock -- MORE THAN 18% OF THE COMPANY.

     - Mr. Woolley, a former food company executive, who during his unemployment says he has been "studying" your company -- FOR A GRAND TOTAL OF SIX MONTHS -- NOW APPARENTLY FEELS QUALIFIED TO BE YOUR COMPANY'S PRESIDENT.

     - Woolley's cohort, Jeffrey A. Bott, who was "LET GO" in June of last year after serving as chief financial officer of a consumer products paint company -- wants a job as your Company's chief financial officer.

     - Naturally, both Mr. Woolley and Mr. Bott claim they will INITIALLY take less in salaries -- albeit by a small amount -- than Specialty Chemical is currently paying Corey Roth and myself. This self-serving offer is coupled with false charges that our compensation has dramatically increased when it has in fact declined since 1991, the year before our public offering.

     - Ask yourself why they should get ANY salary while they attempt to "learn on the job" your Company's business -- at your expense.

     We grant that Mr. Woolley and some of his hand-picked candidates may have fancy pedigrees that look somewhat impressive on the surface. You should remember, however, that their business experience has been completely unrelated to Specialty Chemical's operations in custom designing, formulating and manufacturing aerosol products for industrial and commercial uses.

     FURTHERMORE, MR. WOOLLEY'S MISLEADING CHARACTERIZATION OF THE FINANCIAL CONDITION AND PERFORMANCE OF YOUR COMPANY CONVENIENTLY IGNORES THE FACT THAT YOUR BOARD AND MANAGEMENT TEAM OVERCAME A MAJOR PLANT FIRE TWO YEARS AGO WHICH VIRTUALLY DESTROYED OUR ENTIRE FACILITY. DURING THAT DIFFICULT TIME, WE WORKED HARD TO MAINTAIN OUR EXISTING BUSINESS WHILE REVAMPING SUCCESSFULLY OUR MANUFACTURING OPERATIONS.

     Specialty Chemical invested $8 million from insurance proceeds in new, state-of-the-art manufacturing equipment and facilities. We are now almost finished with completely consolidating all production and operations into two locations in order to greatly improve profitability and increase efficiencies. Our customers have been extremely loyal throughout this trying period.

             IT IS NOW TIME FOR YOU AND ALL OUR SHAREHOLDERS TO BE
               REWARDED FOR YOUR PATIENCE AND YOUR UNDERSTANDING

     We urge your to support your current Board and management by voting the enclosed duplicate WHITE proxy. Stick with the team that has successfully managed Specialty Chemical throughout the most difficult period in its history and has the Company well positioned for success in the balance of 1995 and the coming years.

     - We have booked a sizeable increase in order intake in the first quarter of $12.0 million, compared with $10.0 million in the same quarter last year -- AN INCREASE OF 20%.

     - These orders will show up as sales for the second and third quarters and add to our conviction that we can report significant profits for the third and fourth quarters -- probably enough to recover all losses so far this year.

     - THE STOCK MARKET HAS RECOGNIZED THE COMPANY'S IMPROVED PERFORMANCE AND BETTER PROSPECTS AS WELL. Trading in Specialty Chemical stock has risen from $3 per share on the last trading day of 1994, to current levels of approximately $4 per share -- AN INCREASE OF ABOUT 33%.

     - Even while we rebuilt our manufacturing facilities and installed new equipment, YOUR COMPANY'S CASH FLOW REMAINED STRONG. This is best evidenced by the fact that your Company's tangible net worth has been steadily growing from $4.0 million at March 31, 1992 to $5.0 million at the end of that year, and now totals $8.3 million at year end 1994 -- AN INCREASE OF 107% OR MORE THAN $1.00 PER SHARE IN THE LAST THREE YEARS.

     - The annual savings projected from our plant consolidations will be more than $500,000 and should significantly benefit 1995's third and fourth quarter results -- and have even more of an impact in 1996.

     - Our customers are responding well to our renewed capabilities and our ability to produce for them even under the adverse conditions caused by the fire and rebuilding process. In addition to the 20% growth in first quarter order intake, we have just received a $750,000 initial order from a new customer whose volume could exceed three to four million dollars annually.

     - We will soon be introducing a new Barrier Pack Can, with significant technological advantages over any competing product, from which we quickly expect a favorable bottom line impact.

                        REJECT THE WOOLLEY-HEADED SLATE.
                       SIGN YOUR WHITE PROXY CARD TODAY!

     UNLIKE YOUR CURRENT BOARD AND MANAGEMENT, WOOLLEY AND HIS SLATE HAVE NO REAL PLANS OR STRATEGY FOR IMPROVING SPECIALTY CHEMICAL. HOW COULD THEY? THEY HAVE NO RELEVANT EXPERIENCE IN OUR BUSINESS AND NO REAL UNDERSTANDING OF WHAT IT TAKES TO BE SUCCESSFUL IN IT. THEY HAVEN'T EVEN BEEN SHAREHOLDERS FOR HALF A YEAR.

     Please vote your WHITE proxy card today. Only your latest dated proxy will be counted. Do NOT sign The Woolley Committee's BLUE proxy, even as a protest by withholding your vote, because you may in effect cancel your vote for management's candidates.

     On behalf of the Board of Directors, thank you for your continuing support of Specialty Chemical Resources.

                                         Sincerely,

                                         EDWIN M. ROTH
                                         Chairman and Chief Executive Officer

      If you have questions or need assistance in your voting shares please contact:

                                   MACKENZIE
                                 PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

TO:     All Employee Associates of
        Specialty Chemical Resources, Inc. and                    May 16, 1995
        Aerosol Systems Division

FROM:   Ed Roth

        As you may be aware, a group of nominal stockholders in the Company has commenced a proxy contest to oppose the Company's nominees to the Board of Directors and solicit proxies to elect themselves to replace our Board of Directors. They then intend to install two of their members as chief executive officer and chief financial officer of the Company.

        Your Board of Directors and management team are opposed to handing control of the Company to these outsiders and are opposing their efforts vigorously. We greatly appreciate the support of our employee associates and the teamwork that has enabled the Company to survive a devestating fire, completely rebuild our facility and position the Company to return to profitability by year-end.

        If you are a stockholder, we urge you to vote the Company's WHITE proxy card immediately. Do not sign a Blue proxy card, even as a protest vote. It is important that you vote your proxy because every vote counts.

        We want you to know that your Board of Directors and management team are trying to protect the interests of the Company and all of its employee associates.

        If you are a stockholder and you have any questions regarding the voting at the Annual Meeting, please contact me directly.

                  [Specialty Chemical Resources Letterhead]



                                 May 16, 1995


Dear [Name of Stockholder]:

        [As you are undoubtedly aware,] [As we discussed during our telephone conversation this morning,] a group calling itself the Committee for Revitalization and Enhancement of Stockholder Value of Specialty Chemical Resources, Inc. has commenced a proxy solicitation in opposition to your Company's slate of directors in an effort to take control of your Company without paying any consideration to stockholders.

        While we believe the Committee's true motives in pursuing this contest are to advance the personal interests of its members, we nevertheless offered to open a dialogue with the Committee in an effort to address its concerns and avoid a costly proxy fight that is clearly not in the best interest of the Company or its stockholders. We had hoped to avoid the expense and distraction of a proxy fight with persons who have only a nominal interest in our Company just as the Company is poised to begin reaping the benefits of the initiatives undertaken in the past two and a half years.

        While the Committee has been completely unresponsive to our efforts in this regard, we believe it is important to communicate our intentions to you.

        Your Board of Directors and the Company's management team has always acted and continues to act in the best interest of the Company and all of its stockholders. We value input from our stockholders, particularly those having a substantial investment in our Company, as I do. If our significant stockholders wish to have additional representation on the Board of Directors, we would be happy to discuss this and would entertain the nomination of a qualified candidate to serve as an additional member of your Board of Directors.

        [As discussed, we will be visiting you on _________________] [We would like to meet with you over the next few weeks] to discuss our strategic plan for the Company and any other matters regarding the Company that you wish to discuss. We look forward to seeing you and appreciate your continued support.

                                                Sincerely,


                                                Edwin M. Roth